Exhibit 99.1
WESTERN REFINING NAMES JEFF STEVENS CHIEF EXECUTIVE OFFICER

El PASO, Texas – January 14, 2010 – Western Refining, Inc. (NYSE: WNR) today announced that Jeff Stevens, currently President and Chief Operating Officer, has been appointed President and Chief Executive Officer of the Company.  Mr. Stevens succeeds Paul Foster, who will continue as an officer of the Company in the position of Executive Chairman and will continue to lead Western’s Board of Directors as Chairman.

“Jeff has been a valuable member of Western’s leadership team and has been critical to the Company’s success since 2000,” said Mr. Foster.  “His many achievements, both at Western and prior to joining Western, demonstrate his ability to guide Western as its next CEO.   This appointment is consistent with our long-term succession planning.  I look forward to continuing to work with Jeff in his new role.”

“I am honored to carry on the many achievements that have been accomplished by Western’s dedicated employees as the Company’s new CEO,” said Mr. Stevens.  “Notwithstanding the challenges our industry and our company have faced, Western has made measurable progress over the past year in building a more flexible operating platform and improving our financial strength.  I look forward to working with the Board, the Company’s leadership team and our many talented employees across the Company to build on this progress and grow value for our shareholders.”

Mr. Stevens is one of the original founders of Western and has over twenty-five years of refining and marketing experience.  In February 2009, he was appointed Western’s President and Chief Operating Officer, responsible for all aspects of the Company’s operations including the refining, retail, wholesale, and logistics business units.  Previously, he served as Chief Operating Officer of the Company beginning in April 2008, Executive Vice President of the Company beginning in September 2005 and Executive Vice President of a subsidiary of the Company since 2002, responsible for all of Western’s marketing and supply activities.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, Gallup, New Mexico, and Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.

Contact Information

Investor and Analyst Contact:
Jeff Beyersdorfer, 915-534-1400

Media Contact:
Gary Hanson, 915-534-1400